Exhibit 99.(iii)

                 THE SEARS 401(k) PROFIT SHARING
                         TRUST AGREEMENT
    (As amended and restated effective as of January 1, 1998)


       This agreement (the "Trust Agreement") is made as of January 1, 1998, by and between Sears, Roebuck and Co, a corporation organized and existing under the laws of New York with its principal place of business at Hoffman Estates, Illinois and State Street Bank and Trust Company, a Massachusetts trust company with its principal place of business at Boston, Massachusetts.

                           WITNESSETH:

       WHEREAS, the Company maintains a tax-qualified plan known as the Sears 401(k) Profit Sharing Plan (formerly known as The Savings and Profit Sharing Fund of Sears Employees) for the exclusive benefit of certain of its employees and the employees of certain of its affiliates and subsidiaries;

       WHEREAS, the Plan is intended to meet the requirements of sections 401(a) of the Code and the Trust evidenced by this Trust Agreement implements and forms a part of the Plan;

       WHEREAS, the Company previously established two trusts to serve as the funding vehicles for the Plan;

       WHEREAS, the Company has appointed State Street Bank and Trust Company as successor trustee to The Northern Trust Company of New York and United States Trust Company effective January 1, 1998; and

       WHEREAS, the Company and the Trustee desire to amend and restate the said trusts in their entirety in the form of this Trust Agreement.

       NOW, THEREFORE, the Company and the Trustee do hereby amend and restate the said trusts upon the terms and conditions hereinafter set forth:

1.     DEFINITIONS.

       When used herein, the following terms shall have the following meanings. Unless otherwise specified, other terms used herein shall have the same definitions as provided in the Plan.

       "Administrator" or "Plan Administrator" means the Company and such other person, persons or committee to whom responsibility for the administration of the Plan has been delegated by the Company in accordance with the terms of the Plan.

       "Allstate" means The Allstate Corporation.

       "Allstate Group" means Allstate and its subsidiaries.

       "Business Day" means a day when the New York Stock Exchange is open for business.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Committee" or "Investment Committee" means the committee responsible for the investment of the Trust Fund in accordance with the terms of the Plan and this Trust Agreement, the members of which are appointed by the Company.

       "Company" means Sears, Roebuck and Co., a New York corporation, and any successor thereto that adopts this Trust Agreement as provided in subsection 10.6 hereof.

       "Common Stock" means common stock of the Company.

       "Controlled Group Member" means a corporation, trade, or business if it and the Company are (a) members of a controlled group of corporations as defined in Section 414(b) of the Code, (b) under common control as defined in
Section 414(c) of the Code, or (c) members of an affiliated service group as defined in Section 414(m) of the Code.

       "DWDC" means Morgan Stanley, Dean Witter, Discover & Co. (formerly Dean Witter, Discover and Co.).

       "Employer" or "Employers" means the Company and each Controlled Group Member that adopts the Plan and this Trust Agreement for the benefit of its employees in accordance with the provisions of the Plan.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "ESOF" means a tax credit employee stock ownership plan.

       "ESOP" means an employee stock ownership plan.

       "Investment Manager" means an investment manager as defined in
Section 3(38) of ERISA who is appointed pursuant to the provisions of this Trust Agreement to manage part or all of the Trust Fund.

       "Plan" means the Sears 401(k) Profit Sharing Plan (formerly known as The Savings and Profit Sharing Fund of Sears Employees) or such other name as may be adopted by the Company in the future.

       "Plan Year" means the fiscal year of the Plan, commencing January 1 of each year and ending December 31 of the same year.

       "Recordkeeper" means State Street Bank and Trust Company, which, pursuant to an Administrative Services Agreement, the Company has appointed to provide recordkeeping and other administrative services other than those the Plan Administrator continues to perform for the Plan, and any other person or entity engaged by the Company or State Street Bank and Trust Company to provide such services.

       "Rollover Contribution" means a contribution to the Plan of an eligible rollover distribution, as described in Section 402(c)(4) of the Code or any other rollover contribution permitted under the terms of the Plan.

       "Securities or Other Property" means any property, real or personal, or part interest therein, wherever situated, including, without limitation, governmental, corporate or personal obligations, trust and participation certificates, partnership interests, annuity or investment contracts issued by an insurance company, leaseholds, fee titles, mortgages and other interests in realty, preferred and common stocks, certificates of deposit, financial options and futures or any other form of option, evidences of indebtedness or ownership in foreign corporations or other enterprises or indebtedness of foreign governments, and any other evidences of indebtedness or ownership, including securities or other property of the Company, even though the same may not be legal investment for trustees under any law other than ERISA.

       "Separate Investment Account" means the portion of the Trust Fund invested at the direction of an Investment Manager, as described in Section
5.1 hereof.

       "SIMCO" means Sears Investment Management Company, a wholly owned subsidiary of the Company, which is a registered investment advisor under the Investment Advisors Act of 1940.

       "SSgA" means State Street Global Advisors, the asset management division of State Street Bank and Trust Company.

       "Trust" means the trust established and maintained for the purposes of the Plan, which is administered by the Trustee in accordance with the provisions of this Trust Agreement.

       "Trust Agreement" means this agreement between the Company and the Trustee, as amended from time to time.

       "Trust Fund" means, as of any date, all assets of the Plan held by the Trustee under this Trust Agreement as of such date.

       "Trustee" means State Street Bank and Trust Company, and any successor bank or trust company which shall accept the appointment to execute the duties of the Trustee as set forth herein.

       "Valuation Date" means each Business Day of each Plan Year.

2.     HISTORY AND BACKGROUND.

       2.1 In General. This Trust Agreement constitutes an amendment, restatement and continuation, effective as of January 1, 1998, of the previous trust agreements entered into by and between the Company and The Northern Trust Company of New York and United States Trust Company under the Plan. The Plan consists of both a profit sharing plan intended to qualify under Sections 401(a) and 401(k) of the Code and an employee stock ownership plan intended to qualify as a stock bonus plan under Section 401(a) of the Code and as an employee stock ownership plan under Section 4975(e)(7) of the Code. The parties intend the Trust to be a long-term investor in Common Stock, and that, regardless of the short-term effects of a continuing investment in the Common Stock, the Trustee shall not dispose of any such Shares except to the extent required for the day-to-day administration of the Plan and except as provided in accordance with Section 7 of this Trust Agreement or as otherwise required by ERISA.

       Prior to December 20, 1989, the Plan consisted solely of a profit sharing plan. Effective as of that date, the Plan was amended to add a leveraged employee stock ownership feature in order to permit employees to participate more fully in shareholder decisions and the enhancement of shareholder value and to thereby assure an employee work force motivated by the long-term interests of the Company. Common Stock acquired with the proceeds of the employee stock ownership loan are held under this Trust Agreement both prior to and after such Shares are released for allocation to the accounts of Plan participants.

       2.2 Split Up of Plan. Prior to June 30, 1995, the Plan included assets attributable to a profit sharing and stock bonus plan feature, a leveraged ESOP feature and an ESOF feature. As of June 30, 1995, the Plan was split into two separate plans: (1) a profit sharing and stock bonus plan and leveraged ESOP providing benefits to eligible employees of the Company and its affiliates (exclusive of the Allstate Group), which continued to hold the assets attributable to the profit sharing and stock bonus plan, ESOF and ESOP features of the Plan which were allocable to employees and former employees of the Company and its affiliates other than the Allstate Group and certain of the assets held in the ESOP suspense account, and which continued to be known as the Plan; and (2) a profit sharing and stock bonus plan and leveraged ESOP providing benefits to eligible employees of the Allstate Group, to which were transferred the assets attributable to the profit sharing and stock bonus plan, ESOF and ESOP features of the Plan which were allocable to employees and former employees of the Allstate Group, and which is known as The Savings and Profit Sharing Fund of Allstate Employees.


3      THE PLAN AND TRUST FUND.

       3.1 The Trust. The Company intends that the Trust maintained pursuant to this Agreement shall form a part of the Plan and shall qualify under Section 401(a) of the Code for tax-exempt status under Section 501(a) of the Code; until advised to the contrary, the Trustee may assume the Trust is so qualified.

       3.2 The Plan. The Company shall be responsible for verifying that while any assets of the Plan are held in the Trust Fund, the Plan is "qualified" with the meaning of Section 401(a) of the Code and is intended to qualify under Section 404(c) of ERISA and the accompanying regulations.

       3.3 Plan Administration, Identification of Fiduciaries. The Plan is administered by the Plan Administrator or by any duly authorized delegate thereof. The Plan provides that all directions to the Trustee with respect to the investment of the Trust Fund shall be made by the Investment Committee. Pursuant to an investment management agreement (amended and restated effective as of January 1, 1987), the Committee has appointed SIMCO as the investment manager for the Trust Fund. Under this agreement, SIMCO has the exclusive discretionary authority to manage the assets of the Trust Fund subject to any investment limitations and restrictions imposed by the Committee from time to time. While such investment management agreement is in effect, the Trustee may follow and rely on SIMCO's direction as though SIMCO were the Committee with respect to the authority granted to it by the Committee under such investment management agreement.

       As of the effective date of this Trust Agreement, the Company, the Committee and, to the extent it has the responsibility to appoint, retain and terminate investment managers and to direct investments, SIMCO, are "named fiduciaries" of the Plan as described in Section 402 of ERISA. In addition, to the extent permitted under ERISA, the term "named fiduciary" shall include each person entitled to benefits under the Plan to the extent of his authority to (i) exercise shareholder rights, including voting, tender and exchange rights, in accordance with Section 7 with respect to Common Stock, shares of DWDC and shares of Allstate allocated to his account under the Plan and with respect to a proportionate share of the unallocated Common Stock and the allocated Common Stock, shares of DWDC and shares of Allstate for which other participants do not give timely voting instructions to the Trustee in accordance with Section 7, (ii) elect either the continued holding of DWDC shares or Allstate shares or the sale of such shares and reinvestment of proceeds in Common Stock, as set forth in the Plan, or (iii) direct the investment of his accounts under the Plan.

       3.4 Plan Recordkeeping. The Company is the Plan Administrator and, as such, is the fiduciary responsible for executing participants' investment elections under the Plan. The Company has appointed the Recordkeeper to perform certain recordkeeping and related services for the Plan, including, but not limited to, maintaining participant accounts for all contributions, rollovers, and other deposits; determining requirements for disbursements from or transfers among Investment Funds in accordance with the terms of the Plan; maintaining participant records for the purpose of voting or tendering shares as described in Section 7 herein; distributing information about the Investment Funds provided for under the Plan; and distributing participant statements at periodic intervals.

       3.5 Plan Documents and Use of Plan Definitions. All terms defined in the Plan shall have the same meaning whenever used in this Trust unless the context clearly indicates otherwise or the term has been specifically defined otherwise in this Trust. The Company shall deliver to the Trustee a certified or executed copy of the Plan and of any amendments thereto for convenience of reference, but the rights, powers and duties of the Trustee shall be governed solely by the terms of this Trust Agreement.

4.     MANAGEMENT AND INVESTMENT OF THE TRUST FUND.

       4.1 Receipt of Assets. The Trustee shall receive and accept for the purposes hereof all sums of money and other property paid to it by or at the direction of the Company, and shall hold, invest, reinvest, manage, administer and distribute such monies and other property and the increments, proceeds, earnings and income thereof pursuant to the terms of this Trust Agreement and for the exclusive benefit of participants in the Plan and their beneficiaries. Notwithstanding the foregoing, (1) participants' contributions shall be paid in cash, (2) Employers' contributions shall be paid in cash or Common Stock, except that the Trustee may agree in writing to accept other specific non-cash Employers' contributions, and (3) if any Rollover Contribution includes property other than cash or Common Stock, the Trustee may in its sole discretion refuse to accept such Rollover Contribution, or may condition its acceptance of such Rollover Contribution upon such terms and conditions as the Trustee may deem reasonable. The Trustee shall also receive and hold as part of the Trust Fund shares of DWDC in the DWDC Shares Account of the Trust and shares of Allstate in the Allstate Shares Account of the Trust. The Trustee need not inquire into the source of any money or property transferred to it nor into the authority or right of the transferor of such money or property to transfer such money or property to the Trustee. The Trustee shall not be required to determine that any contributions or deposits are in compliance with the Plan and shall be accountable only for the funds and other property actually received by it.
At the direction of the Committee, the Trustee shall accept and hold as part of the Trust Fund the assets held by any trustee acting under any other trust which forms a part of a plan intended to meet the requirements of Section 401(a) of the Code, and shall transfer all or any part of the Trust attributable to the Plan to any trustee acting under any other trust forming a part of the Plan.

       4.2 Employer Accounts. Except as specifically provided in Section 4.3, the Trustee shall not be required to maintain any separate account or accounts for any group of employees under the Plan, nor does the Trustee need to make any separate investment of the Trust Fund for the account of any Employer and its employees. If, for any purpose, it becomes necessary as of any date to determine the part of the Trust Fund allocable to any group of employees employed or formerly employed by any Employer, such part shall be determined by the Committee, taking into consideration the relative aggregate benefits paid from the Trust Fund to or on behalf of such group of employees, and such other factors as the Committee deems appropriate. Any such determination by the Committee shall be binding upon all of the Employers, employees and former employees of the Employers and all other persons. In the event any Employer elects to terminate or fund separately all or any portion of the benefits provided under the Plan for any group of employees employed or formerly employed by it, the Trustee shall segregate and dispose of the appropriate part of the Trust Fund as directed by the Committee in writing or shall hold such part in a separate trust governed by the same provisions as this Trust Agreement.

       4.3 Investment Funds. The Committee, from time to time, may direct the Trustee to establish one or more Investment Funds under which all or any portion of the Trust Fund assets shall be invested. Except as otherwise provided below, all interest, dividends and other income received with respect to, and any proceeds received from the sale or other disposition of, securities or other property held in an Investment Fund shall be credited to and reinvested in such Investment Fund. The Trustee shall be under no duty to review the investment guidelines, objectives and restrictions established for any Investment Fund. Subject to the terms of the Plan, the Committee may direct the Trustee to eliminate an Investment Fund or Funds, and the Trustee shall thereupon dispose of or transfer the assets of such Investment Fund and reinvest such assets or the proceeds thereof in accordance with the Committee's directions. The Committee or the Recordkeeper shall direct the Trustee regarding contributions to, transfer to, from or among, and distributions from the Investment Funds, provided, however, the assets of the ESOP portion of the Plan shall be invested primarily in Common Stock.

       4.4 Participant-Directed Brokerage Accounts. The Trustee shall, if so directed by the Committee, segregate all or a portion of the Trust Fund held by it into one or more separate investment accounts to be known as "Participant Directed Brokerage Accounts." Each participant shall be entitled to give orders directly to the broker for the purchase and sale of securities. The broker shall provide confirmation of each order to the Recordkeeper which shall maintain all participant level accounts and records so as to satisfy the reporting requirements of the Plan. The Recordkeeper shall provide to the Trustee all information reasonably required by the Trustee to fulfill its accounting and reporting obligations with respect to assets held in the Participant Directed Brokerage Accounts.

       4.5 General Powers. Subject to the provisions of Sections 4.3, 4.4 and 5, the Trustee shall have the following powers, rights and duties in addition to those provided elsewhere in this Trust Agreement or, except to the extent inconsistent herewith, by law, which shall be exercised on direction of (i) an Investment Manager (including SSgA) or (ii) the
Committee:

       (a) To invest the Trust Fund in bonds, notes, debentures, certificates or other governmental, corporate, partnership, trust or personal obligations or evidences of indebtedness, mortgages, equipment trust certificates, certificates of deposit, money market securities, investment trust certificates, forward contracts, options, index options, warrants, rights, shares in mutual funds, commodities, derivative securities or instruments, futures contracts, preferred or common stocks (including "qualifying employer securities" as that term is defined in Section 407 of ERISA to the extent permitted by ERISA), insurance and annuity contracts, investment contracts or other investment arrangements with insurance companies, banks or other financial institutions, common, group or collective trust funds, partnerships, shares of limited liability companies or in such other Securities or Other Property, real or personal (including "qualifying employer real property" as that term is defined in Section 407 of ERISA to the extent permitted by ERISA) or any interest therein.

       (b) To purchase, retain, manage, sell, contract to purchase or sell, grant options to purchase or sell, convert, redeem, convey, exchange, transfer, abandon, improve, repair, insure, lease for any term event though commencing in the future or extending beyond the term of the Trust, and otherwise deal with all property, real or personal on such terms and conditions as appropriate, and no person dealing with the Trustee shall be required to see to the application of any money or property delivered to the Trustee or to inquire into the validity or propriety of any transaction with the Trustee; and to acquire, hold or dispose of property, real or personal, in any form or manner including, without limitation, directly or indirectly through general or limited partnerships, corporations, trusts, participating or convertible mortgages or any other form.

       (c) Subject to the provisions of Section 7, to exercise, with respect to the Trust Fund, all of the rights of an individual owner, including but not limited to the power to give proxies, to participate or oppose participation in voting trusts, mergers, consolidations, foreclosures, reorganizations or liquidations, to tender securities pursuant to tender offers, to exercise, buy or sell any stock subscription or conversion rights or privileges available in connection with any securities or other property and to deposit any property with any protective, reorganization or similar committee or with depositories designated thereby, to delegate power thereto, and to pay or agree to pay part of the expenses and compensation of any such committee and any assessments levied with respect to property so deposited.

       (d) To hold any securities or other property in the name of the Trustee or its nominee, or in the name of its agents or its agent's nominee, or in such form as appropriate, with or without disclosing the trust relationship and to hold any securities in bearer form.

       (e) To engage in the lending of securities to banks, broker-dealers and other borrowers pursuant to regulations of the Department of Labor and any other applicable regulatory authority and in accordance with a written agreement entered into with the Company containing any guidelines and directions provided by the Company, and to receive and invest collateral provided by the borrower.

       (f)  To deposit securities with a clearing corporation as defined in
Article 8 of the Massachusetts Uniform Commercial Code and to deposit or pledge securities or other property with any broker-dealer or other person (including the Trustee). The certificates representing securities, including those in bearer form, may be held in bulk form with, and may be merged into, certificates of the same class of the same issuer which constitute assets of other accounts or owners, without certification as to the ownership attached. Utilization of a book-entry system may be made for the transfer or pledge of securities held by the Trustee or by a clearing corporation. The Trustee shall at all times, however, maintain a separate and distinct record of the securities owned by the Trust Fund.

       (g) To purchase, sell, hold and generally deal in any manner in and with interest rate, stock index, commodity, currency or other futures contracts and to close any open futures contracts positions prior to or in the contract's delivery month.

       (h) To grant, purchase, sell, exercise, permit to exercise, permit to be held in escrow and otherwise to acquire, dispose of, hold and generally deal in any manner with or in all forms of options, including index options and over-the-counter options, in any combination.

       (i)  To enter into and engage in any form of swap transaction.

       (j) To purchase, sell and otherwise acquire, dispose of, hold and generally deal in any manner with or in domestic or international currency or currency contracts, including transactions entered into with the Trustee, its agents or sub-custodians.

       (k) To invest all or any portion of the assets of the Trust Fund in any collective, combined, common or group investment trust or fund, including any such trust or fund maintained by the Trustee, which then provides for the pooling of the assets of plans described in Section 401(a) and exempt from tax under Section 501(a) of the Code, or any comparable provisions of any future legislation that amends, supersedes or supplements those sections, provided that each such collective investment trust or fund is exempt from tax under the Code or regulations or rulings issued by the Internal Revenue Service; and provided further that the provisions of the documents governing any such collective investment trust or fund, as amended from time to time, shall govern any investment therein and are hereby incorporated by reference and made a part of this Trust. The Trustee hereby acknowledges that it is a fiduciary with respect to any such pooled trust or fund maintained by it.

       (l) At the direction of the Committee (which may be either standing directions in the form of a written agreement with the Trustee or a separate letter of direction), to retain or invest any reasonable portion of the Trust Fund (including cash balances held from time to time as part of a Separate Investment Account as described in Sections 5.1 and 5.2) in cash or cash equivalents (pending other investment, reinvestment or payment of expenses or benefits), including, but not limited to, savings accounts, certificates of deposit, repurchase agreements (including savings accounts, certificates of deposit and repurchase agreements with the Trustee in its banking capacity or its affiliates so long as such investments bear a reasonable rate of interest), United States Treasury bills, commercial paper and similar types of securities and any collective trust or mutual fund maintained by the Trustee for the management of cash or cash equivalents; and to sell any such cash equivalent instruments.

       (m) At the direction of the Committee or of an Investment Manager and, otherwise to the extent permitted by Section 6.1, to purchase Common Stock in the open market or by private purchase from any source, including a private purchase from the Company of treasury stock or newly-issued shares, provided that any such purchase which is from a party-in-interest (as defined in Section 3(14) of ERISA) or a disqualified person (as defined in Section 4975 of the Code) shall be without payment of any commissions and for an amount which is no greater than adequate consideration for such Common Stock (as defined in Section 3(18) of ERISA).

       (n) To borrow money to cover any overdraft; to borrow or lend money or otherwise extend credit from time to time, with or without security, from or to any legally permissible source; to mortgage, encumber or pledge any part of the Trust Fund to secure repayment of any indebtedness resulting from such borrowing; to provide guarantees with respect to the extension of credit or other benefits by any entity; to assume liens on property acquired by the Trust and to acquire property subject to liens.

       (o) At the direction of the Committee, to organize or acquire shares of stock issued by one or more corporations each of which shall be intended to be exempt from tax under Section 501(c)(2) of the Code.

       (p) To form corporations and limited liability companies and to create partnerships or trusts to acquire, dispose or hold title to any securities or other property of the Trust.

       (q) To settle, compromise, contest, submit to arbitration or abandon any claims, debts, damages or demands by or against the Trust Fund; to commence, maintain or defend suits or legal proceedings; provided that the Trustee shall not settle, compromise or abandon any such matter relating to the administration of the Plan or Trust without the Company's written consent.

       (r) To retain any funds or property subject to any dispute without liability for payment of interest to any third party, and to withhold payment or delivery thereof until final adjudication of the dispute by a court of competent jurisdiction.

       (s) To employ agents, experts, custodians (including but not limited to affiliates of the Trustee), sub-custodians and counsel (which may be counsel to the Company) and to delegate discretionary powers to, and reasonably rely upon information and advice furnished by, such agents, experts, custodians, sub-custodians and counsel;

       (t) To appoint trustees, sub-trustees, custodians or sub-custodians to hold title to property of the Trust in those jurisdictions in which the Trustee is not authorized to do business or as may otherwise be reasonable and necessary to carry out the purposes of the Trust, and, subject to the provisions of this Trust, to define the scope of the responsibilities of each such trustee, sub-trustee, custodian and sub-custodian.

       (u) To grant powers of attorney to such individuals or organizations as may be necessary or appropriate.

       (v) If loans are permitted by the Plan, to lend to a Plan participant from such participant's account such amounts and upon such terms and conditions as the Committee or the Recordkeeper may direct and to hold any promissory note given in connection with any such loan.

       (w) To take all actions necessary to issue ESOP Loans (as defined in Section 6.2), whether in the form of notes or other obligations, and, if required under applicable Federal and state securities laws to register such ESOP Loans under those laws, and to take such other actions, enter into such agreements, and deliver such documents, instruments or certificates, in each case as may be necessary or appropriate to issue and sell such ESOP Loans, including but not limited to entering into agency agreements, trust indentures, paying agent agreements and transfer agent agreements, all as directed by the Committee; provided that the expenses of any such registration shall be expenses of the Trust.

       (x) To perform any and all other acts in its judgment necessary to appropriate for the proper and advantageous management, investment and distribution of the Trust Fund or to carry out any of the foregoing powers and purposes of the Trust.

The Trustee shall transmit promptly to the Committee or an Investment Manager, as the case may be, all notices of conversion, redemption, tender, exchange, subscription, class action, claim in insolvency proceedings or other rights or powers relating to any of the Securities or Other Property in a Separate Investment Account managed by the Committee or such Investment Manager, which notices are received by the Trustee from its agents or custodians, from issuers of the Securities or Other Property in question and from the party (or its agents) extending such rights. The Trustee shall have no obligation to determine the existence of any conversion, redemption, tender, exchange, subscription, class action, claim in insolvency proceedings or other right or power relating to any of the Securities or Other Property in the Trust Fund of which notice was given prior to the purchase of such Securities or Other Property by the Trust Fund, or notice was not given within an applicable notice period with respect to such Securities or Other Property and shall have no obligation to exercise any such right or power unless the Trustee is informed of the existence of the right or power.

The Trustee shall not be liable for any untimely exercise or assertion of such rights or powers described in the paragraph immediately above in connection with Securities or Other Property of the Trust Fund at any time held in a Separate Investment Account managed by the Committee or an Investment Manager unless (i) the Trustee or its agents or custodians are in actual possession of such Securities or Other Property and (ii) the Trustee receives the directions to exercise any such rights or powers from the Committee or the Investment Manager, as the case may be, and both (i) and
(ii) occur at least three business days prior to the date on which such rights or powers are to be exercised; provided, however, that the Trustee shall not be relieved from liability under this paragraph for the untimely assertion of such rights or powers due to failure to timely receive direction with respect to any Securities or Other Property held in a Separate Investment Account for which the Trustee (including SSgA) has been named the Investment Manager.

       4.6 Administrative Powers. Notwithstanding the appointment of an Investment Manager, the Trustee shall have the following powers and authority to be exercised in its sole discretion, with respect to the Trust Fund:

       (a) To employ suitable agents, experts, custodians, sub-custodians and counsel.

       (b) To appoint ancillary trustees, sub-trustees, custodians or sub-custodians to hold any portion of the assets of the Trust.

       (c) To register any securities held by the Trustee hereunder in its own name or in the name of a nominee or in the name of its agents or its agent's nominee with or without the addition of words indicating that such securities are held in a fiduciary capacity and to hold any securities in bearer form and to deposit any securities or other property in a depository or clearing corporation.

       (d) To make, execute and deliver, as Trustee, any and all deeds, leases, mortgages, conveyances, waivers, releases or other instruments in writing necessary or desirable for the accomplishment of any of the foregoing powers.

       (e) To participate in and use the federal book-entry account system, a service provided by the Federal Reserve Bank for its member banks for deposit of Treasury securities.

       (f) To pay minimum amounts to itself and others for expenses associated with handling transactions.

       (g) To determine the value of the assets of the Trust on each Business Day. Such value shall be determined by the Trustee on the basis of the following valuation rules:

              (i) Securities or Other Property shall be valued at their market values based on information and financial publications of general circulation, statistical and valuation services, records of security exchanges, appraisals by qualified persons, transactions and bona fide offers in assets of the type in question and other information customarily used in the valuation of assets ("Pricing Sources"), or if market values are not available, at their fair values as provided to the Trustee by the party with authority to trade such securities (Investment Manager or the Committee, as applicable). The Trustee may rely on the prices provided by the Pricing Sources or the Investment Manager or the Committee as a certification as to value in performing any valuations or calculations required of the Trustee under this Trust Agreement.

              (ii) An investment purchased and awaiting payment against delivery shall be included for valuation purposes as a security held. Investments sold but not delivered pending receipt of proceeds shall be valued at the net sales price.

              (iii)   For purposes of valuation with respect to (i) and
(ii) above, all securities and cash or cash equivalents will be quoted in the local currency and then converted into U.S. dollars using the appropriate exchange rate obtained by the Trustee.

       The Trustee shall have no liability for any incorrect data provided to it by a Pricing Source or Investment Manager or the Committee except as may arise from the Trustee's lack of reasonable care in selecting such Pricing Source or performing either any agreed- upon tolerance checks or its customary tolerance checks as to the data furnished.

       The Trustee, upon the Committee's request, may calculate the "Net Asset Value" of the Trust assets in accordance with the following rules:

       (i) The "Net Asset Value" of the assets of the Trust shall equal the value of the assets of the Trust less the accrued liabilities incurred by the assets of the Trust. The items carried as accrued liabilities shall be identified in a written operating agreement between the parties hereto.

       (ii) For an investment purchased and awaiting payment against delivery the account payable shall be adjusted to reflect the purchase price, including brokers' commissions and other expenses incurred in the purchase thereof, but not disbursed as of the valuation date.

       Notwithstanding anything to the contrary in this Trust Agreement, the Trustee, at the direction of the Committee, or upon consultation with and approval of the Committee, may suspend the valuation of the Account for the whole or any part of any period when (a) any market or exchange on which a significant portion of the investments of the Trust are quoted is closed (other than for ordinary holidays) or during which dealings therein are restricted or suspended; or (b) there has been a breakdown in the means of communication, or in any software and/or hardware systems, normally employed in determining the price or value of any of the investments of the Trust, or of current prices on any market or exchange on which a significant portion of the investments of the Account are quoted, or when for any reason the prices or values of any investments owned by the Trust cannot reasonably be promptly and accurately ascertained. The Trustee shall use reasonable efforts to rectify any problems affecting its ability to value assets and shall begin valuations as soon as practicable after such problems are resolved.

       (h) Generally to do all ministerial acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable in carrying out its duties under this Trust Agreement.

       4.7 Trustee Records and Accounts. The Trustee shall maintain accurate and detailed records and accounts of all investments, receipts, disbursements and other transactions hereunder; and all accounts, books and records relating hereto shall be open at all reasonable times to inspection and audit by such person or persons as the Company may designate. The Trustee shall submit to the auditors for the Company or to anyone the Company designates, such valuations, reports or other information as they may reasonably require. The Trustee and the Company acknowledge that cooperation with such audits could exceed the scope of the usual Trustee services, in which case the Trustee shall be entitled to reasonable compensation and reimbursement of its reasonable expenses incurred in connection with such audits. The Trustee shall establish and maintain for operations and accounting purposes such other accounts or records as the Company and the Trustee may from time to time agree upon. Within forty-five (45) days following the close of each calendar year (or following the close of such other period as may be agreed upon by the Trustee and the Company) and as often as may reasonably be required by the Company and agreed by the Trustee, the Trustee shall file with the Company a written account pursuant to guidelines provided by the Company and agreed to by the Trustee setting forth a description of all securities and other property purchased and sold, and all receipts, disbursements and other transactions effected by it upon its own authority or pursuant to the directions of any Investment Manger or the Committee during such annual or shorter period, and showing the securities and other properties held at the end of such period, and their current value. Such securities and other property shall be valued at their fair values as determined in good faith and pursuant to procedures established by the Trustee. Fair values may be taken by the Trustee as of such times as the Trustee determines to be appropriate, and from such financial publications, pricing services, or other services or sources, including an Investment Manager, as the Trustee reasonably believes appropriate. Notwithstanding the foregoing, the Trustee shall provide comprehensive financial reporting for the Plan Year which is in compliance with Generally Accepted Accounting Principles and ERISA reporting standards. The Company may approve such accounting by written notice of approval delivered to the Trustee or by failure to express objection to such accounting in writing delivered to the Trustee within twelve months from the date upon which the accounting was delivered to the Company. Upon the receipt of a written approval of the accounting, or upon the passage of the period of time within which objection may be filed without written objections having been delivered to the Trustee, such accounting shall be deemed to be approved, and the Trustee shall be released and discharged as to all items, matters and things set forth in such account.

       4.8 Compensation and Expenses. The Trustee is authorized to pay from the Trust Fund such compensation and expenses as shall be agreed upon by the Company and the Trustee in writing from time to time and all reasonable and proper expenses and charges (including fees of persons employed by the Trustee in accordance with Sections 4.5(s), 4.5(t), 4.6(a) and 4.6(b) incurred in connection with the collection, administration, management, investment, protection and distribution of the Trust Fund, as shall be agreed upon in writing by the Company and the Trustee and to the extent such expenses and charges are not paid directly by the Employers. Such compensation and expenses shall be paid by the Company if the same cannot by operation of law be paid from the Trust Fund. In addition, the Trustee is authorized to pay from the Trust Fund any tax or assessment levied against the Trust Fund by any governmental authority. The Trustee shall notify the Company as soon as reasonably practicable (but in any event no later than five (5) business days) after the Trustee receives notice of such tax or assessment and shall provide the Company with such information as the Trustee has received concerning such tax or assessment. The Company may direct that the Trustee refrain from paying the tax or assessment for a period of up to 120 days (or, if longer, such period as may be available until such tax or assessment is due and payable under applicable law (the "Review Period")), during which time the Trustee will provide all reasonable assistance to the Company in determining the validity of such tax or assessment and will cooperate in all reasonable efforts to have the tax or assessment waived or mitigated if such tax or assessment is considered not to be owed by the Trust. At the end of such 120 days (or the Review Period), if the tax or assessment remains outstanding, the Trustee may pay the tax or assessment unless otherwise directed in writing by the Company, upon the advice of counsel satisfactory to both the Company and the Trustee. If the Trustee engages in the lending of securities or the investment of cash or cash equivalents pursuant to the terms of this Trust Agreement, the Trustee's compensation shall include any additional compensation agreed to in writing by the Company and the Trustee with respect to such activities. In addition, the Trustee is authorized to pay from the Trust Fund all reasonable investment manager or investment advisor fees, legal fees, actuarial fees, accounting fees, and other reasonable administrative expenses incurred by the Employers, at the direction of the Committee, to the extent that they are not paid directly by the Employers. To the extent that the foregoing expenses are paid directly by the Employers, the Trustee shall reimburse the Employers from the Trust Fund to the extent directed by the Committee. Any payment made pursuant to this Section shall be charged against the Trust Fund generally, unless such payment is not properly chargeable proportionately among all of the Investment Funds in which case the Committee shall designate in writing (which designation may be in the form of standing instructions) the Investment Fund or Funds to which such payment shall be charged, and if more than one Investment Fund is to be charged, the proportionate share of such payment to be charged to each such Investment Fund.

       If the Trustee has advanced cash or securities for any proper purpose under the Trust, such as the purchase or sale of foreign exchange to settle trades, it shall be entitled to reimburse itself out of the Trust Fund for such cash or securities advances.

       4.9 Payments from the Trust Fund. The Trustee shall make payments from the Trust Fund to such persons, in such manner, at such times and in such amounts as the Committee or Recordkeeper shall direct. If any check for any payment directed to be made from the Trust Fund that has been mailed by the Trustee, by regular United States mail, to the last address of the payee furnished to the Trustee by the Committee or Recordkeeper is returned unclaimed, the Trustee shall notify the Committee or Recordkeeper of that fact and shall destroy such check and take such further action as the Committee or Recordkeeper shall direct.

       4.10 Exercise of Trustee's Duties. The Trustee shall discharge its duties hereunder solely in the interest of the participants and other persons entitled to benefits under the Plan; and

       (a)  for the exclusive purpose of:

              (i) providing benefits to participants and other persons entitled thereto under the Plan; and

              (ii) defraying reasonable expenses of administering the Plan and Trust;

       (b) with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims; and

       (c) subject to Section 6.1 and investment guidelines provided by the Committee, to diversify the investments of that portion of the Trust Fund for which the Trustee has been appointed Investment Manager, so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so.

5.     Investment Direction

       5.1  Investment Managers.

       (a) Notwithstanding anything in this Trust to the contrary, the Committee or any other named fiduciary shall have the right from time to time to appoint or remove an individual, partnership or corporation (which may be a subsidiary of the Company or of any Employer) as an Investment Manager, each of whom shall have the power to manage and to direct the Trustee with respect to the acquisition and disposal of assets constituting all or a portion of the Trust Fund, to be known as a "Separate Investment Account" or "Account." Written notice of any such appointment and/or removal shall be given to the Trustee and the Investment Manager so appointed or removed. As long as an Investment Manager is acting, such investment manager shall direct the Trustee to invest and the Trustee shall invest the applicable Separate Investment Account in any property in which the Trustee could invest under this Trust. Subject to the provisions of the investment management agreement, the Investment Manager of any Separate Investment Account shall have all of the investment powers and duties granted to or imposed on the Trustee under the provisions of Section 4.5 (including the provisions of Section 4.5(l)) . Subject to the provisions of Section 7, the Investment Manager shall have full authority and the responsibility to direct the Trustee with respect to the acquisition, retention, management, and disposition of all of the assets from time to time comprising the Separate Investment Account being managed by such Investment Manager and the voting of proxies thereon, and the Trustee shall have no duty or obligation to review the assets from time to time comprising such Separate Investment Account, to make recommendations with respect to the investment, reinvestment, or retention thereof, nor with respect to the voting of proxies thereon, except as would otherwise be required to meet the Trustee's obligations under the Trust, ERISA or any other applicable law. Generally, the Trustee shall certify the value of any securities or other property held in the Separate Investment Account managed by the Investment Manager; provided, however, that if the securities or other property cannot be valued using the Trustee's normal pricing sources, the Trustee may require the Investment Manager or the Committee to provide a value. The Trustee shall inform the Company if the Trustee uses an Investment Manager's valuation for a particular security or other property.

       (b) Cash received or held by the Trustee from time to time for any Separate Investment Account shall be fully invested in accordance with the directions of the Investment Manager for such Account; provided, however, that in the absence of any affirmative directions from such Investment Manager (which may be standing directions), the Trustee shall take all reasonable steps to itself act under Section 4.5(l) in accordance with directions (which may be standing directions) from the Committee.

       (c) Any direction given to the Trustee by an Investment Manager with respect to a Separate Investment Account shall either (1) be made in writing or via facsimile or other electronic communications as shall be agreed upon by the Investment Manager and the Trustee or (2) if oral, shall be confirmed in writing or via facsimile or other electronic communications as shall be agreed upon by the Investment Manager and the Trustee within a reasonable period. The Trustee may issue to an Investment Manager security codes or passwords in order that the Trustee may verify that certain transmissions of information, including directions or instructions have been originated by the Investment Manager. To the extent that directions or instructions using such security codes or passwords constitute proper directions, Trustee liability associated with such directions shall be governed by Section 5.3 of this Trust Agreement. Except as otherwise provided in this Trust Agreement, the Investment Manager of a Separate Investment Account shall have the power and authority, to be exercised in its sole discretion at any time and from time to time, to issue order for the purchase or sale of securities directly to a broker. Written notification of the issuance of each such order shall be given promptly to the Trustee by the Investment Manager and the confirmation of each such order shall be confirmed to the Trustee by the broker. Unless otherwise directed by the Investment Manager, such notification shall be authority for the Trustee to pay for securities purchased or to deliver securities sold as the case may be. Upon the direction of the Investment Manager, the Trustee will execute and deliver appropriate trading authorizations, but no such authorization shall be deemed to increase the liability or responsibility of the Trustee under this Trust Agreement.

       (d) The Trustee may assume that any Separate Investment Account previously established and the appointment of any Investment Manager for such Separate Investment Account continues in force until receipt of written notice to the contrary from the Company or the Committee. In addition, the Trustee shall have no responsibility to invest or manage any asset held in a Separate Investment Account unless the Trustee itself has been appointed Investment Manager for such Account pursuant to a separate written agreement, in which case it shall have the powers and duties of an Investment Manager with regard to such Account, in addition to its powers and duties as Trustee.

       5.2 Committee Direction. The Committee may, by writing filed with the Trustee, assume investment responsibility over any portion of the Trust Fund designated by it as a Separate Investment Account. In addition, during any time when there is no Investment Manager (including the Trustee if appointed as an Investment Manager) appointed with respect to all or part of an Investment Fund (including a Separate Investment Account), the Committee shall direct the investment and reinvestment of such Account. With respect to assets of Separate Investment Accounts over which the Committee has assumed investment responsibility, the Committee shall direct the Trustee to invest and the Trustee shall invest the applicable Separate Investment Account in any property in which the Trustee could invest under this Trust. With respect to any Separate Investment Account for which the Committee has assumed investment responsibility, the Committee shall have all of the investment powers and duties granted to or imposed on the Trustee under the provision of Section 4.5. Subject to the provisions of Section 7, the Committee shall have full authority and the responsibility to direct the Trustee with respect to the acquisition, retention, management, and disposition of all of the assets from time to time comprising the Separate Investment Account being managed by the Committee and the voting of proxies thereon, and the Trustee shall have no duty or obligation to review the assets from time to time comprising such Separate Investment Account, to make recommendations with respect to the investment, reinvestment or retention thereof nor with respect to the voting of proxies thereon, except as would otherwise be required to meet the Trustee's obligations under the Trust, ERISA or any other applicable law. The Committee shall have the powers and duties with regard to the manner of giving direction to the Trustee which an Investment Manager would have under Section 5.1(c) and the Trustee shall be protected to the same extent as if those directions came from an Investment Manager.

       5.3 Indemnification of Trustee. To the extent not prohibited by applicable law, the Company agrees to indemnify the Trustee and hold it harmless from any and all liability or expense (including any reasonable legal fees and reasonable expenses incurred by the Trustee in its defense if the Company fails to provide such defense) which the Trustee may sustain by
(a) following any proper direction of an Investment Manager, the Recordkeeper, the Company, the Committee or the Plan Administrator made in accordance with this Trust or (b) any failure to act in the absence of proper directions from an Investment Manager, the Recordkeeper, the Company, the Committee or the Plan Administrator, provided that the Trustee's action or failure to act is otherwise consistent with its obligations under ERISA, any other applicable law and the Trust, and provided further, that the Trustee shall not be indemnified if such liability or expense results from the Trustee's negligence (whether acting as a trustee, a recordkeeper, an investment manager or in any other capacity) or if the Trustee (in any capacity) knowingly participates in, or knowingly undertakes to conceal an act or omission of such Investment Manager, the Recordkeeper, the Company, the Committee or the Plan Administrator, knowing such act or omission to be a breach.

       5.4  Duty of Trustee with Respect to Tax Returns and Withholding.
The Company, each Investment Manager, and the Trustee shall file such descriptions and reports and make such other publications, disclosures, registrations and other filings as are required of them respectively by ERISA. Until advised to the contrary by the Company or otherwise actually notified, the Trustee shall assume that the Trust is exempt from Federal, State and local income taxes, and shall act in accordance with that assumption. If an investment in a Separate Investment Account directed by an Investment Manager or the Committee creates taxable income including but not limited to unrelated business taxable income, the Investment Manager (including the Trustee if appointed as an Investment Manager) or the Committee, whichever is applicable, shall notify the Trustee in writing and direct the Trustee regarding preparation and filing of any tax returns and payment of any income or other tax which may be due. In the absence of such written notice and direction, the Trustee shall not be responsible for failing to pay any taxes or failing to file any returns with respect to a Separate Investment Account unless the Trustee has actual knowledge that an investment creates taxable income. So long as State Street Bank and Trust Company is the Plan's Recordkeeper, the Trustee shall withhold any tax which by any present or future law is required to be withheld from any payment or distribution under the Plan based upon direction provided to the Trustee by the Company or the Recordkeeper, unless notified in writing by the Company that another entity has assumed responsibility for tax withholding. The Company or the Recordkeeper shall provide all information reasonably required by the Trustee to enable the Trustee to so withhold.

6.  Provisions Related to Company Stock Fund.

       6.1 Investment of Cash. Subject to the provisions of Section 5.1 and the other provisions of this Section 6, the Trustee shall invest all assets of the ESOP portion of the Plan, including earnings thereon, within a reasonable time after receipt thereof, exclusively in Common Stock in accordance with directions given under Section 4.5(d), subject to retention in cash or cash equivalents of the following amounts: (i) the proceeds of any ESOP Loan pending the use of such proceeds, within a reasonable period, to acquire Common Stock or to repay all or any portion of that ESOP Loan or any outstanding ESOP Loan; (ii) cash dividends received on Common Stock pending the use of such dividends to make payments of principal or interest on an ESOP Loan or pending their reinvestment in Common Stock or distribution to participants, as directed by the Plan Administrator; (iii) Employer contributions to the Trust pending the use thereof to make payments of principal or interest on an ESOP Loan; (iv) such other amounts as may be required to be transferred to other Investment Funds under the terms of the Plan, as directed by the Plan Administrator; and (v) such other amounts as may be required for the proper administration of the Trust, all of which amounts shall be invested in accordance with Section 4.5(l).

       6.2 ESOP Loans. The Committee may from time to time direct the Trustee to incur debt (an "ESOP Loan") on terms specified by the Committee for the purpose of acquiring Common Stock or for the purpose of repaying all or any portion of any outstanding ESOP Loan, subject to the following:

       (a)  Each ESOP Loan shall be for a specific term.

       (b) The interest rate with respect to an ESOP Loan may be fixed or variable; provided, however, that in either case such rate shall not be in excess of a reasonable rate of interest taking into account all relevant factors, including the amount and duration of the ESOP Loan, the security and the guarantee, if any, and the credit standing of the Plan and the guarantor, if any.

       (c) The only Trust assets which may be given as collateral for an ESOP Loan are Common Stock acquired with the loan proceeds, or with the proceeds of any prior ESOP Loan to the extent that such prior ESOP Loan is repaid with the proceeds of the current ESOP Loan. Any such collateral shall be released as provided in Section 6.3.

       (d) Under the terms of the ESOP Loan, no person entitled to payment thereunder shall have any right to any Plan assets other than (i) collateral, if any, given for the ESOP Loan in accordance with subparagraph (c) above,
(ii) Employer contributions (other than contributions of employer securities) that are made to enable the Trust to meet its obligations under the ESOP Loan, and (iii) earnings attributable to such collateral and to the investment of such contributions.

       (e) Subject to paragraph (d) above, the ESOP Loan shall be without recourse against the Plan.

       (f) Subject to the use of the proceeds of a new ESOP Loan to refinance (in whole or in part) an existing ESOP Loan, payments during any Plan Year on all outstanding ESOP Loans shall not exceed an amount equal to the sum for all Plan Years of all contributions described in Section 6.2(d)(ii) and earnings on assets of the ESOP, reduced by all prior payments on ESOP Loans during all prior Plan Years.

       (g) In the event of a default under the ESOP Loan, the value of Plan assets transferred in satisfaction of the ESOP Loan shall not exceed the amount of the default. If the lender is a disqualified person (as defined in Section 4975(e) of the Code) or a party in interest to the Plan (as defined in Section 3(14) of ERISA), the ESOP Loan shall provide for a transfer of Plan assets upon default only upon and to the extent of the failure of the Plan to meet the payment schedule of the ESOP Loan.

       (h) The Trustee shall maintain adequate records to identify at any time the ESOF shares and shares of Common Stock held under the Trust Fund which were acquired with the proceeds of each ESOP Loan.

       (i) The Trustee shall have the responsibility to determine whether each ESOP Loan and purchase of Company Stock with the proceeds thereof meet the fiduciary requirements of ERISA.

       6.3 Release of Common Stock From Collateral. Subject to the following provisions of this Section 6.3, for each Plan Year during the duration of an ESOP Loan, the number of shares of Common Stock which shall be released from encumbrance shall be determined by the Plan Administrator and shall be equal to the product of the number of shares of Common Stock, if any, which serve as collateral for such ESOP Loan multiplied by a fraction, the numerator of which is the amount of principal and interest paid on the loan for that year and the denominator of which is the numerator plus the amount of principal and interest payable on the loan for all future years. For purposes of determining the preceding fraction for any Plan Year, if the interest rate under the ESOP Loan is variable, the interest rate to be paid in future years shall be assumed to be equal to the interest rate applicable as of the last day of that Plan Year. Notwithstanding the foregoing provisions of this Section, any ESOP Loan may provide that Common Stock shall be released from encumbrance in amounts proportionate to principal payments only, provided that:


       (a) the ESOP Loan provides for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for ten years;

       (b) interest is disregarded for purposes of determining such release only to the extent that it would be determined to be interest under standard loan amortization tables; and

       (c) the term of the ESOP Loan, together with any renewal, extension or refinancing thereof, does not exceed ten years.

In the event that more than one ESOP Loan is outstanding at any time, the number of shares of Common Stock that are released from encumbrance at any time under this Section shall be based solely on the repayment of the ESOP Loan to which such Common Stock are attributable. In addition, if an ESOP Loan is refinanced, the numerator in the fraction described above shall not include the proceeds from the second ESOP Loan used to make payments of principal and interest on the first ESOP Loan.

       6.4 Payments on ESOP Loans. All cash contributions made by an Employer to enable the Trustee to make payments of principal or interest on an ESOP Loan shall be promptly so applied by the Trustee. To the extent the Trustee is so directed by the Company, cash dividends on Common Stock received by the Trustee or transferred to the Trustee by the trustee acting under any other trust which forms a part of the Plan shall be applied by the Trustee as soon as practicable thereafter to make payments on outstanding ESOP Loans.

       6.5 Put Option and Independent Appraiser. If Common Stock is not readily tradable on an established market (within the meaning of Section 409(h)(1)(B) of the Code), (i) any participant who is entitled to a distribution of such Common Stock from the Plan shall have a right to require the Company to repurchase such shares in accordance with Section 409(h)(1)(B) of the Code and (ii) all valuations of such Common Stock with respect to activities carried on by the Plan shall be by an independent appraiser within the meaning of Section 401(a)(28) of the Code. Subject to the preceding sentence, Common Stock acquired with the proceeds of an ESOP Loan shall not be subject to a put, call or other option or a buy-sell or similar arrangement either while held by the Plan or when distributed to or on account of a participant whether or not any portion of the Plan is then an ESOP.

       6.6 Stock Dividends, Splits and Other Capital Reorganizations. Any stock received by the Trustee as a stock split or dividend and any cash or securities received as a result of a reorganization or other recapitalization of the Company shall be allocated under the Plan in the same manner as the Common Stock to which the payment is attributable are then allocated.

       6.7 Disposition of Trades or Businesses. Notwithstanding the foregoing provisions of this Section 6, in the event of the sale of an Employer or the sale of substantially all of the assets used by an Employer in a trade or business, the Trustee shall, if the Company so directs:

       (a) transfer a pro rata portion of each outstanding ESOP Loan, and the Common Stock acquired with the proceeds of such ESOP Loan which have not been allocated to the accounts of participants under the Plan, to any successor plan which is intended to qualify under Sections 401(a) and 4975(e)(7) of the Code and to be exempt from taxation under Section 501(a) of the Code; or

       (b) sell a pro rata portion of the Common Stock acquires with the proceeds of each ESOP Loan which have not been allocated to the accounts of participants under the Plan and use the proceeds thereof to prepay such ESOP Loan;

provided, however, that no such action shall be taken by the Trustee unless the Trustee has received a satisfactory opinion of counsel (which may be counsel to the Company) that such action will not violate the applicable provisions of any state or Federal securities laws or the requirements of the Code applicable to plans qualified under Sections 401(a), 409, 501(a) and 4975(e)(7) of the Code, will not violate the terms of the ESOP Loan, and will not cause the ESOP Loan to fail to qualify for the prohibited transaction exemption provided by Section 4975(d)(3) of the Code and Section 408(b)(3) of ERISA. For purposes of this Section 6.7, the pro rata portion of any ESOP Loan attributable to an Employer or any trade or business will be determined on the basis of the ratio of the portion of the Employers' contribution allocated to such Employer or trade or business (as determined under the terms of the Plan) for the Plan Year preceding the date as of which the determination is made to the total Employers' contribution for such Plan Year.

7.     Voting, Tender and Exchange of Stock

       7.1 Voting of Shares. Notwithstanding any other provision of the Trust and to the extent consistent with the Trustee's fiduciary obligations under ERISA, the Common Stock held in the Common Stock Fund shall be voted by the Trustee as follows:

       (a) Before each meeting of the Company's shareholders, the Trustee shall furnish or cause each participant in the Plan to be furnished with a proxy statement for the meeting, together with an appropriate form on which the participant may provide voting instructions (including instructions on matters not specified in the proxy statement which may come before the meeting) for the Common Stock allocated to the participant's account under the Plan on the latest Valuation Date preceding the record date for such meeting for which the number of such shares has been provided to the Plan Administrator. Upon timely receipt of such instructions, such Shares shall be voted as instructed. The voting instructions received by the Trustee shall be held by it in confidence.

       (b) If the Trustee receives timely voting instructions with regard to at least fifty percent of the total outstanding Common Stock allocated to participants' accounts according to Section 7.1(a), then Common Stock of any class for which the Trustee does not receive timely voting directions (whether undirected allocated shares or unallocated shares) shall be voted in the same proportion as all Common Stock of that class held under the Plan with respect to which directions are received by the Trustee. If the Trustee receives timely voting instructions with regard to less than fifty percent of the total outstanding Common Stock allocated to participants' accounts according to Section 7.1(a), then the Trustee shall vote unallocated and undirected allocated shares in its sole discretion.

       7.2 Tender and Exchange Rights. Notwithstanding any other provision of the Trust and to the extent consistent with the Trustee's fiduciary obligations under ERISA, tender and exchange rights with respect to Common Stock held in the Company Stock Fund shall be exercised by the Trustee as follows:

       (a) The Trustee shall furnish each participant with a notice of any tender or exchange offer for, or a request or invitation for tender of, Common Stock, together with an appropriate form on which such participant may instruct the Trustee with respect to the tender or exchange of Common Stock allocated to his account. Common Stock as to which the Trustee receives timely voting instructions shall be tendered or exchanged in accordance with such instructions.

       (b) Common Stock allocated to participants' accounts for which directions are not received by the Trustee shall not be tendered or exchanged.

       (c) Common Stock which are not allocated to participants' accounts shall be tendered or exchanged by the Trustee in its sole discretion.

       (d) Notwithstanding the provisions of Sections 7.1(a) and 7.1(b) and paragraphs (a) and (b) above, in the event that the Trustee determines that any direction received by it with respect to the tender or voting of Common Stock is not proper or is contrary to the provisions of ERISA, the Trustee shall disregard such direction and assume responsibility for the voting or tendering of Common Stock held in the Trust Fund.

       (e) The Company and the Trustee shall take all steps reasonably necessary to assure that participants' directions shall remain confidential. Notwithstanding the foregoing, the Trustee shall provide such information with respect to the tender or exchange of Common Stock as an independent recordkeeper may require for operation of the Plan is such record keeper agrees to keep such information confidential.

       (f) The Trustee may request an independent auditor to provide within 120 days after any meeting of the Company's shareholders is held, a report that certifies whether Common Stock allocated to Plan participants' accounts were voted by the Trustee in accordance with the foregoing provisions of this
Section 7. The Plan Administrator shall promptly disclose the information provided in such report to Plan participants in a manner that the Plan Administrator deems appropriate.

       7.3 Execution of Documents. The Trustee shall execute such ballots, proxies or other instruments as may be necessary or desirable in order to effectuate the provisions of this Section 7.

       7.4 DWDC and Allstate Shares. Voting, tender and exchange rights with respect to shares of DWDC and Allstate held by the Trustee shall be exercised in the same manner as such rights are exercised with respect to Common Stock as described in this Section 7, except that the provisions of
Section 7.2(f) shall not apply.

8.     DWDC Shares Account and Allstate Shares Account

       8.1  Establishment of DWDC Shares Account and Allstate Shares
Account. Because of the unique limitations which apply to the DWDC shares in the Trust Fund, the Trustee shall establish a "DWDC Shares Account" in the Trust which will hold all of the shares of DWDC that were received as dividends with respect to Common Stock held by the Trust. There shall also be established an "Allstate Shares Account" in the Trust which will hold all of the shares of Allstate that were received as dividends with respect to Common Stock held by the Trust.

       8.2 Management of the DWDC Shares Account and Allstate Shares Account. Except to the extent that an Investment Manager has been appointed for the DWDC Shares Account or the Allstate Shares Accounts, the Trustee shall have full power and authority to do all acts necessary to carry out its duties hereunder with respect to the DWDC Shares Account and the Allstate Shares Account. Subject to the following provisions of this Section 8,

       (a) the Trustee shall have, with respect to the DWDC Shares Account and the Allstate Shares Account, all of the powers (including, without limitation, the investment powers, administrative powers and discretionary powers) granted under this Trust Agreement to the Trustee with respect to the Trust and the Trust Fund, provided, however, the Trustee may exercise any such powers in its sole discretion without the receipt of a direction from another fiduciary;

       (b) the Trustee shall have the power to make the determinations described in Section 1 hereof and subsections 5.3(a) or 5.3(b) of the Plan; and

       (c) all of the provisions of this Trust Agreement shall be deemed to have been incorporated into this Section 8 as an agreement (the "DWDC Shares Account and Allstate Shares Account Agreement") between the Company and the Trustee governing the management and administration of the DWDC Shares Account and the Allstate Shares Account.

       8.3  DWDC Shares Account and Allstate Shares Account.

(a) Except as otherwise required by ERISA, the assets of the DWDC Shares Account and the Allstate Shares Account shall consist solely of (i) shares of DWDC or Allstate, respectively, received as dividends with respect to Common Stock held by the Trust, (ii) any additional shares of DWDC or Allstate, respectively, received by the Trustee as a result of any stock dividends or stock splits and (iii) cash maintained for purposes of liquidity;

(b) All cash dividends received with respect to shares of DWDC held in the DWDC Shares Account or shares of Allstate held in the Allstate Shares Account shall be transferred from the DWDC Shares Account or Allstate Shares Account and invested in Common Stock; and

(c) All cash or other proceeds received upon the disposition of shares of DWDC held in the DWDC Shares Account or shares of Allstate held in the Allstate Shares Account shall be transferred from the DWDC Shares Account or Allstate Shares Account and invested in accordance with Participant directions.

9.     The Plan Administrator and the Committee.

       9.1 The Committee. The members of the Investment Committee shall be appointed by the Company and shall serve at the pleasure of the Company.

       9.2 General Powers, Rights and Duties of the Investment Committee and Investment Managers. Except as otherwise specifically provided, and in addition to the powers, rights and duties specifically given to the Investment Committee elsewhere herein, the Investment Committee shall have the following rights, powers and duties:

       (a) to determine the portion of the Plan assets that shall be held in the ESOP portion and the non-ESOP portion of the Plan and, with respect to that portion of the Trust Fund which is not invested or required to be invested in Common Stock, DWDC shares or Allstate shares, to direct the Trustee with respect to the acquisition, retention and disposition of Plan assets, and to monitor the diversification of the investments of the Trust Fund;

       (b) to furnish the Trustee and the Company with such information as may be required by them for any purpose related to the Plan;

       (c) to adopt such rules of procedure and regulations as in the Investment Committee's opinion may be necessary for the proper and efficient performance of the Investment Committee's duties and responsibilities;

       (d) to employ such other agents, attorneys, accountants, investment advisors and other persons and to delegate to them and allocate among them (or among members of the Investment Committee), in writing, such powers, rights and duties as the Investment Committee may consider necessary or advisable to properly carry out the Investment Committee's responsibilities, and in the same manner to revoke such delegation and allocation; the acceptance of such written delegation or allocation shall also be in writing; any action of the delegate or person whom responsibilities have been allocated shall have the same force and effect for all purposes hereunder as if such action had been taken by the Investment Committee; neither the Investment Committee nor any of its members (other than a member to whom responsibilities have been allocated) shall be liable for the acts or omissions of such delegates or persons to whom responsibilities have been allocated except as required by law; and

       (e) without limiting the generality of (d) above, to appoint an Investment Manager to manage (with power to acquire and dispose of) a Separate Investment Account, or to remove such person, which Investment Manager may or may not be a subsidiary of the Company, and to delegate to any such Investment Manager all of the powers, authorities and discretions granted to the Trustee or the Investment Committee hereunder (including the power to delegate and the power, with notice to the Investment Committee, to appoint an Investment Manager), in which event the Trustee shall follow such instructions and shall be under no duty to determine whether any direction received from the Investment Manager is proper or within the terms of the Trust Agreement; provided, however, that the power and authority to manage, acquire, or dispose of any asset of the Plan shall not be delegated except to an Investment Manager and, provided further that the acceptance by any Investment Manager of such appointment and delegation shall be in writing, and the Investment Committee shall give notice to the Trustee, in writing, of any appointment of, delegation to or removal of an Investment Manager. An Investment Manager so appointed shall furnish the Trustee with the name and specimen signature of each individual who is authorized to act on behalf of the Investment Manager. Thereafter, the Trustee shall have no authority, responsibility or liability to the Investment Committee, the Company, any other Employer or any participant in or beneficiary of the Trust for acting upon any direction received from any such individual unless and until the Investment Committee revokes the authority of such individual or of the Investment Manager by written direction to the Trustee.

       With respect to each Separate Investment Account, the Investment Manager thereof shall direct the Trustee with respect to the exercise of the investment powers granted to it under Section 5. Any limitations on an Investment Manager's powers and discretionary authority shall be contained in the written agreement appointing the Investment Manager. Except as modified in this Section, the Trustee's powers and duties with respect to a Separate Investment Account shall be the same as their powers and duties with respect to other aspects of the Trust Fund. The fees and expenses of an Investment Manager, except to the extent paid by an Employer, shall be paid from the Trust Fund.

       9.3 Investment Committee, Plan Administrator and Investment Manager Instructions to the Trustee. The Company shall certify to the Trustee the name of the person or persons empowered to act on behalf of the Plan Administrator and the names of the members of the Investment Committee acting from time to time, and the Trustee shall not be charged with knowledge of a change in any such person or persons until so notified by the Company. The Trustee may rely upon an instrument of designation signed by an officer of the Company or by one or more of the Secretary or members of the Investment Committee, or by such other person or persons as shall be designated by either the Plan Administrator or the Investment Committee to act on its behalf and filed with the Trustee and shall have no responsibility for any action taken by them in accordance with any such written direction, or for the failure to act in the absence of such written direction. Notwithstanding the foregoing, the Trustee may act on directions given by telephone or telephonic means, which directions shall be promptly confirmed in writing.

       The Trustee shall be further protected in relying upon a certification from any Investment Manager (other than SSgA) appointed by SIMCO as to the person or persons authorized to give directions on behalf of such Investment Manager and may continue to rely upon such certification until a subsequent certification is filed with the Trustee.

10.    Miscellaneous

       10.1 Disagreement as to Acts. If there is a disagreement between the Trustee and anyone as to any act or transaction reported in any accounting, the Trustee shall have the right to have its account settled by a court of competent jurisdiction.

       10.2 Persons Dealing With Trustee. No person dealing with the Trustee shall be required to see to the application of any money paid or property delivered to the Trustee, or to determine whether or not the Trustee is acting pursuant to any authority granted to it under this Trust Agreement.

       10.3 Benefits May Not be Assigned or Alienated. The interests under this Trust Agreement of participants and other persons entitled to benefits under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered except in the case of a qualified domestic relations order which relates to the provision of child support, alimony or marital rights of a spouse, child or other dependent and which meets such other requirements as may be imposed by
Section 414(p) of the Code or regulations issued thereunder.

       10.4 Evidence. Evidence required of anyone under this Trust Agreement may be by certificate, affidavit, document or other instrument which the person acting in reliance thereon reasonably considers pertinent and reliable, and signed, made or represented by the proper party.

       10.5 Wavier of Notice. Any notice required under this Trust Agreement may be waived by the person entitled thereto.

       10.6 Company Merger. In the event that any successor corporation to the Company, by merger, consolidation, purchase or otherwise, shall elect to adopt the Plan, such successor corporation shall be substituted hereunder for the Company, upon the filing in writing of its election to do so with the Trustee, the Investment Committee and the Plan Administrator.

       10.7 Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed an original and no other counterpart need be produced.

       10.8 Governing Laws. This Trust Agreement shall be construed and administered according to the laws of the Commonwealth of Massachusetts to the extent that such laws are not preempted by the laws of the United States of America; provided that in the event that an action is brought by the Trustee on behalf of the Trust, the Company shall have the right to determine that such action shall be brought in an appropriate state or federal forum in the State of Illinois or elsewhere as the Company shall deem appropriate, and the Trustee shall follow any direction of the Company to that effect; and provided further, that in the event any action is brought by the Company against the Trustee, the Company shall have the right to determine that such action shall be brought in an appropriate state of federal forum either in the Commonwealth of Massachusetts or in the State of Illinois, subject to any right of the Trustee to remove such action from state court to an appropriate federal court in that state.

       10.9 Successors, Etc. The provisions of this Trust Agreement shall be binding on the Company, the Employers, the Trustee and the Committee and their successors and on all persons entitled to benefits under the Plan and their respective heirs and legal representatives.

       10.10 Successor Employer. If a successor to any Employer or a purchaser of all or substantially all of any Employer's assets elects, with the consent of the Company, to continue the Plan, such successor or purchaser shall be substituted for that Employer under this Trust Agreement. If such Employer is also the Company, such successor or purchaser shall be substituted for the Company hereunder.

       10.11 Service of Legal Process. If the Trustee receives service of summons, subpoena or other legal process of any court with respect to any action relating to the Plan or this Trust Agreement, it shall promptly inform the Company of such service and, at the request of the Company, shall provide it with a copy of the document served.

       10.12 Action by Employers. Except as otherwise provided in this Trust Agreement, any action required or permitted to be taken by an Employer under the provisions of this Trust Agreement shall be by resolution of its Board of Directors, or by written action of a duly authorized officer.

       10.13 No Guarantees. Neither the Company, nor any Employer, nor the Trustee guarantees the Trust Fund from loss or depreciation, nor the payment of any amount which may become due to any person under the Plan or this Trust Agreement.

       10.14 Gender and Numbers. Where the context admits, words in the masculine gender shall include the feminine, the singular shall include the plural, and the plural shall include the singular.

       10.15 Headings. The headings of Sections of this Trust Agreement are for convenience of reference only and shall have no substantive effect on the provisions of this Trust Agreement.

11.    No Reversion to Employers.

       Except as provided herein, no portion of the principal or the income of the Trust Fund shall revert to or be recoverable by the Company or any Employer or ever be used for or diverted to any purpose other than for the exclusive benefit of participants in the Plan and persons claiming under or through them pursuant to the Plan, provided, however, that:

       (a) all contributions are conditioned upon the deductibility of the contributions under Section 404(a) of the Code, and, to the extent determined to be nondeductible, the Trustee shall, upon written request of the affected Employer, return the amount of the contribution (to the extent disallowed), reduced by the amount of losses thereon, to such Employer within one year after the determination of nondeductibility or within such other period as is permitted by applicable law; and

       (b) if a contribution or any portion thereof is made by an Employer by a mistake of fact, the Trustee shall, upon written request of the Employer, return the amount of the contribution or portion, reduced by the amount of any losses thereon, within one year after the date of payment to the Trustee or within such other period as is permitted by applicable law; and

       (c) if a contribution is conditioned upon the qualification of the Plan and Trust under Sections 401 and 501 of the Code, the contributions of the Employers to the Trust for all Plan Years, with the gains and losses thereon, shall be returned by the Trustee to the Employers, as appropriate, within one year in the event that the Commissioner of Internal Revenue fails to rule that the Plan and Trust were, as of such date, qualified and tax-exempt (within the meaning of Sections 401 and 501 of the Code).

       The Trustee shall be under no obligation to return any part of the Trust Fund as provided in this Section 11 until the Trustee has received a written certification from the Plan Administrator that such return is in compliance with this Section 11, the Plan and the requirements of applicable law. The Trustee shall rely conclusively on such written certification and shall be under no obligation to investigate or otherwise determine its propriety.

12.    Change of Trustee

       12.1 Resignation. The Trustee may resign at any time by giving sixty (60) days' advance written notice to the Company.

       12.2 Removal of Trustee. The Company may remove any Trustee by giving ten (10) days' advance written notice to the Trustee. The Company shall fill any vacancy in the office of the Trustee howsoever caused.

       12.3  Duties of Resigning or Removed Trustee and of Successor
Trustee. Each successor Trustee shall succeed to the title to the Trust Fund vested in its predecessor, without the signing or filing of any further instrument, but any resigning or removed Trustee shall execute all documents and do all acts necessary or appropriate to vest such title of record in any successor Trustee. In the event of the resignation or removal of the Trustee, the Trustee shall assign, transfer and pay over to the duly appointed successor Trustee the assets then constituting the Trust Fund, and only thereafter shall the resigning or removed Trustee be relieved of its duties and responsibilities as Trustee hereunder. Within ninety (90) days, the resigned or removed Trustee shall furnish to the Company and the successor Trustee an account of its administration of the Trust from the date of its last account. The Company and the successor Trustee may approve such accounting by written notice of approval delivered to the Trustee or by failure to express objection to such accounting in writing delivered to the Trustee within twelve months from the date upon which the accounting was delivered to the Company and the successor Trustee. Upon the receipt of a written approval of the accounting, or upon the passage of the period of time within which objection may be filed without written objections having been delivered to the Trustee, such accounting shall be deemed to be approved, and the Trustee shall be released and discharged as to all items, matters and things set forth in such account. Each successor Trustees shall have all the powers, rights and duties conferred by this Trust Agreement as if originally named Trustee. Except as otherwise provided under ERISA or other applicable law, neither the Trustee hereunder nor any successor Trustee shall be personally liable for any act or failure to act of a predecessor Trustee.

13.    Amendment and Termination

       13.1 Amendment. Subject to the provisions of Section 11, the Company reserves the right to amend the Trust Agreement at any time, except that no amendment shall change the rights, duties and liabilities of the Trustee under this Trust Agreement without its consent.

       13.2 Termination. If the Plan is terminated, all of the provisions of the Trust evidenced by this Trust Agreement, as applied to the Plan, nevertheless shall continue in effect until the Trust Fund has been distributed by the Trustee as directed by the Company under the Plan.

IN WITNESS WHEREOF, the Company and the Trustee have caused these presents to be executed by their duly authorized officers on the date(s) indicated below, to be effective as of the day and year first above written.

                             SEARS, ROEBUCK AND CO.


                             By /s/Michael D. Levin


                             Its: Senior Vice President, General Counsel
                                  and Secretary


                             Date





                             STATE STREET BANK AND TRUST COMPANY


                             By /s/Stephen Nazzaro


                             Its: Vice President, Specialized Trust
                                  Services


                             Date December 30,1997



                     INCUMBENCY CERTIFICATE

Sears, Roebuck and Co. (the "Company") hereby certifies that the persons whose names appear below are authorized to act on its behalf, including the authorization to give instructions, with respect to the Trust Agreement between the Company and State Street Bank and Trust Company, as Trustee, dated as of _______________. The Company further certifies that the true signature of each such person is set forth below opposite his name, and that the Trustee may rely upon this certificate until such time as it receives another certificate bearing a later date.

NAME                                       SIGNATURE


________________________________________________________________________

________________________________________________________________________

________________________________________________________________________



BY: ________________________________
TITLE: _____________________________
DATE: _____________________________


                      NOTICE OF APPOINTMENT
                               OF
                       INVESTMENT MANAGERS


       Sears Investment Management Company, ("SIMCO"), as the Investment Manager of the Trust Fund, hereby certifies to State Street Bank and Trust Company (the "Trustee"), through the duly authorized person whose signature appears below, that the firms whose names are set forth below have been appointed by SIMCO as Investment Managers with respect to the Trust Agreement between the Company and the Trustee dated as of January 1, 1998, with authority over the portions of its assets indicated opposite their names. SIMCO further certifies that the Trustee may rely upon this certificate until such time as it receives another certificate bearing a later date.

DESCRIPTION OF PLAN ASSETS          INVESTMENT MANAGER
S&P 500 Equity Index Fund           State Street Bank and Trust Company

Domestic Equity Fund                State Street Bank and Trust Company

International Equity Fund           State Street Bank and Trust Company

Company Stock Fund                  State Street Bank and Trust Company

DWDC Shares Fund                    State Street Bank and Trust Company

Allstate Shares Fund                State Street Bank and Trust Company

Balanced Fund                       Ark Asset Management Co., Inc.
                                    Arnhold and S. Bleichroeder, Inc.
                                    Chancellor LGT Asset Management
                                    The Crabbe Huson Group, Inc.
                                    Investment Advisers, Inc.
                                    Jurika & Voyles, Inc.
                                    Lincoln Capital Management Company
                                    LSV Asset Management
                                    State Street Bank and Trust Company


Bond Fund                           SIMCO

Money Market Fund                   SIMCO




SIMCO

BY: ______________________________

TITLE: ___________________________

DATE: ___________________________